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                                                                    EX-12.2


COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO
 OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS


Mellon Bank Corporation (and its subsidiaries)



                                                                 Three months ended                 Nine months ended
                                                                      September 30,                      September 30,
(dollar amounts in thousands)                                   1994           1993                1994           1993
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
Income before income taxes                                  $150,364       $218,833          $  661,095     $  534,769

Fixed charges: interest expense (excluding
 interest on deposits), one-third of rental
 expense net of income from subleases, and
 amortization of debt issuance costs                          81,547         64,202             212,833        181,930
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    Total earnings (as defined), excluding
     interest on deposits                                    231,911        283,035             873,928        716,699

Interest on deposits                                         144,720        118,197             363,433        344,154
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    Total earnings (as defined)                             $376,631       $401,232          $1,237,361     $1,060,853
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Preferred stock dividend requirements (a)                   $ 26,464       $ 24,730          $   76,475     $   78,227
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Ratio of earnings (as defined) to fixed charges:

  Excluding interest on deposits                                2.84           4.41                4.11           3.94

  Including interest on deposits                                1.66           2.20                2.15           2.02

Ratio of earnings (as defined) to combined fixed charges and preferred stock dividends:

  Excluding interest on deposits                                2.15           3.18                3.02           2.75

  Including interest on deposits                                1.49           1.94                1.90           1.76
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
(a) Preferred stock dividend requirements represent the pretax amounts required to cover preferred stock dividends. Series K nonredeemable perpetual preferred stock was issued on January 25, 1993. Accordingly, preferred stock dividends were not accrued for this security prior to its issue date.

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